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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors of Rayovac Corporation:

We consent to the use of our report dated December 10, 2002 with respect to the combined balance sheets of Consumer Battery Group of VARTA AG as of September 30, 2002 and December 31, 2001 and 2000, and the related combined statements of operations, changes in equity, and cash flows for the nine months ended September 30, 2002 and the years ended December 31, 2001 and 2000 included herein.

Our report dated December 10, 2002 contains an explanatory paragraph that states that accounting principles generally accepted in Germany vary in certain respects from accounting principles generally accepted in the United States of America. Application of accounting principles generally accepted in the United States of America would have affected equity as of September 30, 2002 and December 31, 2001 and results of operations for the nine months ended September 30, 2002 and the year ended December 31, 2001 to the extent summarized in Note 22 to the combined financial statements.

/s/ KPMG DEUTSCHE TREUHAND-GESELLSCHAFT
AKTIENGESELLSCHAFT
WIRTSCHAFTSPRUEFUNGSGESELLSCHAFT


Bielefeld, Germany
October 31, 2003